Exhibit 3.265

ARTICLES OF INCORPORATION

OF

SHERIDAN ANESTHESIA SERVICES OF MARYLAND, P.C.

FIRST: The undersigned, Cathy Zeman Scheineson, whose address is 600 Thirteenth Street, N.W., Washington, D.C. 20005, being an individual at least 18 years of age, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a professional service corporation for profit pursuant to the provisions of the Maryland Professional Service Corporation Act.

SECOND: The name of the corporation is Sheridan Anesthesia Services of Maryland, P.C. (hereinafter referred to as the (“Corporation”).

THIRD: The Corporation is organized to practice the profession of medicine, and its purposes in furtherance of the practice of such profession are as follows:

To engage in every phase and aspect of the business of rendering the same professional services to the public that a practitioner, duly licensed or otherwise legally authorized to practice the profession of medicine under the laws of the State of Maryland, is authorized to render, but such professional services shall be rendered only through officers, employees and agents of the Corporation authorized by the laws of the State of Maryland to render such professional services as individuals.

To have in furtherance of the corporate purposes, all of the general powers conferred upon corporations organized under the Maryland General Corporation Law, subject to any limitations thereof contained in these Articles of Incorporation, in Section 2-103 of the General Corporation Law, or in any other laws of the State of Maryland.

FOURTH: The address of the principal office of the Corporation in the State of Maryland is 300 East Lombard Street, Baltimore, Maryland 21202.

FIFTH: The name of the registered agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

SIXTH: The number of shares which the Corporation is authorized to issue is one thousand (1,000), all of which are of a par value of one cent ($.01) and are of the same class and are to be common shares.

SEVENTH: The number of directors of the Corporation shall be one (1), which number may be increased or decreased pursuant to the bylaws a the Corporation, and so long as there are less than three (3) stockholders, the number of directors may be less than three (3) but not less than the number of stockholders and the name of the director who shall act until the first meeting or until his successor is duly chosen and qualified is Gilbert L. Drozdow, MD.

EIGHTH: No current or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate liability of a director if it is proved that (i) the act or omission of the director was material to the cause of action adjudicated and the act or omission either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the Maryland General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the Maryland General Corporation Law, as so amended from time to time. No amendment or repeal of this paragraph shall adversely affect any of the rights or protection afforded to a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

NINTH: The Corporation shall indemnify and hold harmless any current or former director of the Corporation from and against any and all judgments, penalties, fines, settlements and reasonable expenses incurred by such director as such judgments, penalties, fines, settlements and expenses arise out of or in respect of, or result from any action against such director for a breach of fiduciary duty; provided, however, that the Corporation shall not indemnify and hold harmless such director if it is proved that (i) the act or omission of the director was material to the cause of action adjudicated and the act or omission either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the Maryland General Corporation Law is hereafter amended to authorize corporate action further expanding the power of the Corporation to indemnify its directors, then the Corporation shall indemnify the directors to the fullest extent permitted by the Maryland General Corporation Law, as so amended from time to time. No amendment or repeal of this paragraph shall adversely affect any of the rights or protection afforded to a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act.

/s/ Cathy Zeman Scheineson
Cathy Zeman Scheineson, Sole Incorporator

On behalf of The Corporation Trust Incorporated, I hereby consent to the designation in this document as resident agent for this Corporation.

THE CORPORATION TRUST INCORPORATED

By:
Name:
Title:

RETURN TO:

Cathy Zeman Scheineson, Esq.

McDermott, Will & Emery

600 Thirteenth Street, N.W.

Washington, D.C. 20005-3096

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